EXHIBIT 99.1

Investor/Media Contacts
James A. Dowd, President, CEO
Walter F. Rusnak, Senior Vice President, CFO
Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces the Retirement of Chief Financial Officer and Names Successor

OSWEGO, N.Y., May 8, 2024 -- Pathfinder Bancorp, Inc. (“Pathfinder”) (NASDAQ: PBHC) today announced that Walter F. Rusnak, CPA, 70, Senior Vice President and Chief Financial Officer, will retire from the role after a career spanning more than forty years in finance effective June 28, 2024. Justin K. Bigham, CPA, 50, has been named to succeed Rusnak as Senior Vice President, Chief Financial Officer. Rusnak will remain with the company in an advisory capacity to ensure a smooth transition and to continue to oversee the Bank’s investment securities portfolio and overall balance sheet management.

James A. Dowd, President and Chief Executive Officer, said, "Walter has been a great asset to Pathfinder Bank. His excellent judgment and deep expertise has contributed to the success of Pathfinder’s major strategic initiatives and growth over the past decade, including our common stock offering in 2019, the formulation of our current strategic plan and strategic objectives, enhancing our internal and external financial reporting, upgrading and modernizing our current financial reporting software, and he played, and continues to play, a very large role in our successful bid to acquire the East Syracuse branch of Berkshire Bank.. These actions have fundamentally transformed the Bank and have driven significant shareholder value. On behalf of the Board and the Company leadership, I want to thank Walter for his contributions and friendship and wish him well as he enters his hard earned retirement.”

Rusnak joined Pathfinder Bank in 2015 and has held a number of positions in accounting and finance, including Vice President of Finance and First Vice President of Finance and Accounting.

Prior to his time at Pathfinder Bank, Rusnak was an advisory board member and founding principal of Ovitz Corporation, where he advised and supported the financial operations and corporate governance in a start-up medical device company and has held several roles in publicly traded banks and regional credit unions across the country. Rusnak is a CPA and received his MBA in Finance from the State University of New York, Buffalo with a Bachelor of Science degree in Accounting from Canisius College.

Bigham comes to Pathfinder Bank with more than 25 years’ experience and an impressive background in Financial Services. Bigham has served in several key roles at various large public companies including his most recent position as Executive Vice President and Chief Community Banking Officer at Five Star Bank, after serving previously as their Chief Financial Officer. Prior to his time at Five Star Bank, he served as Director of Financial Planning and Treasury at HealthNow New York and spent six years in senior positions at First Niagara in both finance and business line capacities, following seven years in increasingly responsible positions within the Finance Division at M&T Bank.

Bigham earned a Bachelor of Business Administration degree from St. Bonaventure University and is a Certified Public Accountant.

Commenting on the appointment, Dowd states, “Justin brings deep financial expertise and a broad understanding of the banking sector, including a wealth of knowledge and experience across accounting, retail banking, branch systems, small business banking, wealth management, and marketing. Justin’s experience, leadership skills, and shared values will help drive our strategy and growth ambitions and deliver value. I am excited to work with Justin and welcome him to the Pathfinder family.”

Pathfinder Bank extends a thank you to Travillian, a national executive recruiting firm specializing in the financial services sector, for their help in sourcing and securing the CFO position through a comprehensive nationwide search.

About Pathfinder Bank: Pathfinder Bancorp, Inc. (NASDAQ: PBHC), a Maryland corporation headquartered in Oswego, New York, is the parent company for Pathfinder Bank. Pathfinder Bank is a $1.5 billion commercial bank chartered by the New York State Department of Financial Services. Pathfinder was founded in 1859 and currently operates 11 full-service offices located in its market areas consisting of Oswego and Onondaga Counties and one limited purpose office in Oneida County. Through Pathfinder is focused on serving the needs of businesses and community members with high quality products and unsurpassed service. More information about Pathfinder Bancorp, Inc. can be accessed online at www.Pathfinderbank.com. Member FDIC.